EXHIBIT 10.2
JUNIPER NETWORKS, INC.
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made and entered into by and between Robyn Denholm (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective as of August 14, 2007 (the “Effective Date”).
RECITALS
     1. The Compensation Committee believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.
     2. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2012 or (ii) if Employee is terminated involuntarily by Company without Cause prior to January 1, 2012, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.
3. Severance Benefits and Obligations.
     (a) In the event the Employee is terminated involuntarily by Company without Cause, as defined below, and provided the Employee executes a full, effective release of claims, substantially in a form attached hereto as Exhibit A (“Release”), promptly following termination, the Employee will be entitled to receive the following severance benefits in a lump sum (less any withholding taxes): (i) an amount equal to six months of base salary (as in effect immediately prior to the termination) (ii) an amount equal to half of the Employee’s annual target bonus (as in effect immediately prior to the termination) for the fiscal year in which the termination occurs and (iii) to the extent permitted to be continued under COBRA coverage, Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the termination and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the termination (the “Company-Paid Coverage”) for the period described in this section. If such coverage included the Employee’s dependents immediately prior to the termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the date of termination, or (ii) the date upon which the Employee and her dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and her dependents shall be the date upon which the Company-Paid Coverage terminates. The severance payment in (i) and (ii) above to which Employee is entitled shall be paid by the Company to Employee in cash not later than 30 calendar days after the effective date of the Release. For purposes of this Agreement, “Cause” is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Company; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the Company’s CEO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.
     (b) In the event Employee terminates her employment voluntarily for Good Reason, as defined below, and provided the Employee executes a full, effective release of claims, substantially in a form attached hereto as Exhibit A, promptly following termination, the Employee will be entitled to receive the following severance benefits in a lump sum (less any withholding taxes): (i) an amount equal to six months of base salary (as in effect immediately prior to the termination), (ii) an amount equal to half of the Employee’s annual target bonus (as in effect immediately prior to the termination) for the fiscal year in which the termination occurs, (iii) to the extent permitted to be continued under COBRA coverage, Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the termination and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the termination (the “Company-Paid Coverage”) for the period described in this section, (iv) provided no shares have otherwise vested under the restricted stock unit award granted to Employee upon her initial employment with the Company according to its terms, acceleration of vesting of such restricted stock units equal to the total number of shares covered by such award, multiplied by the number of full months of Employee’s service to the Company completed through the date of termination divided by 48, and (v) provided no shares have otherwise vested under the stock option award granted to Employee upon her initial employment with the Company according to its terms, acceleration of vesting of such options equal to the total number of shares covered by such award, multiplied by the number of full months of Employee’s service to JNI completed through the date of termination divided by 48. If the aforementioned benefits coverage included the Employee’s dependents immediately prior to the termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the date of termination, or (ii) the date upon which the Employee and her dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates. The severance payment in (i) and (ii) above to which Employee is entitled shall be paid by the Company to Employee in cash not later than 30 calendar days after the effective date of the Release. For purposes of this Agreement, “Good Reason” is defined as the Company’s business operations or financial condition suffering a sustained material adverse effect as a result of any actions taken against the Company or its current officers by any U.S. government agency in connection with the inquiry into JNI’s historical stock option practices.
     (c) In addition, in the event Employee voluntarily terminates her employment for any reason other than for Good Reason, or if her employment is terminated by the Company with Cause, prior to the one (1) year anniversary of this Agreement, Employee will be responsible for repayment of the $250,000 hiring bonus to the Company (as described in Employee’s offer letter dated August 3, 2007) on a prorated basis where the amount to be repaid will be equal to the portion of the full year of service to the Company that is not completed.
          (d) Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.
          (e) Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement, if the Employee is a “specified employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Plan is required to avoid imposition of additional taxes under Code Section 409A, such payments shall not be made until after six (6) months following the date of the Employee’s separation from service as required by Code Section 409A.

     4. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect subsidiary that is majority owned by Juniper Networks, Inc.
          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     5. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
     6. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

	By:	/s/ Mitchell L. Gaynor

	Title:	Vice President and General Counsel

	Date:	August 29, 2007

EMPLOYEE	By:	/s/ Robyn Denholm

	Title:	EVP and Chief Financial Officer

	Date:	August 29, 2007

Exhibit A
Form of Release Agreement
AGREEMENT
AND GENERAL RELEASE
     This AGREEMENT AND GENERAL RELEASE of claims (“Agreement”) is entered into by and between Juniper Networks, Inc. (the “Company” or “Juniper”) and            (“EEE”). In consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:
          (a) The Company agrees with EEE as follows:
               1. The effective date of EEE’s termination of employment with Juniper (the “Termination Date”) will be ___, or such earlier date as EEE may voluntarily resign. As of the Termination Date, all payments and benefits which EEE is or would be entitled to receive under this Agreement (other than amounts then accrued and owing) shall cease at that time, subject to COBRA conversion rights and the payment of any unused accrued PTO pay.
               2. EEE’s stock options shall continue to vest through the earlier of the date EEE voluntarily terminates EEE’s employment or the Termination Date. EEE’s ability to exercise EEE’s vested options following the termination of EEE’s employment agreement shall be governed by the provisions of EEE’s offer letter, stock option agreements and the provisions of the stock option plans, as applicable, pursuant to which such options were originally granted (the “Option Plan(s)”).
               3. As of the Termination Date, EEE will be entitled to receive a refund of any accrued but unused Employee Stock Purchase Plan (ESPP) contributions.
               4. Provided this Agreement becomes effective and is not revoked under Section C10 and has not been breached by EEE, (i) Juniper will pay to EEE within the later of three days after the effective date of this Agreement or seven days after the Termination Date an amount equal to [the amounts set forth in the applicable offer letter or severance or change of control agreement] and (ii) with respect to the option for [___] shares of Common Stock granted on [___], the vesting shall accelerate by to [the amounts set forth in the applicable offer letter, severance or change of control agreement].
               5. EEE shall return to the Company all Company documents and any other Company property which EEE has in EEE’s possession, including, but not limited to, computer equipment, cellular telephone, Blackberry, Secure ID card and corporate credit card, all software and technical documents,

Company files, notes, drawings, records, plans and forecasts, financial information, specifications, computer recorded information, tangible property, entry cards, identification badges and keys; any material of any kind which contains or embodies any proprietary or confidential information of the Company (and all reproductions thereof).
               6. Unless otherwise indicated, all required and authorized payroll deductions shall be withheld from all amounts to be paid to EEE under this Agreement. Except as set forth in EEE’s offer letter, no unearned bonuses or other incentive compensation will be due EEE. All unreimbursed travel and business expenses to which EEE is entitled to reimbursement as of the Termination Date will be promptly paid to EEE after submission of expense reports in accordance with standard Juniper policy.
          (b) EEE for EEE, and for EEE’s heirs, executors, administrators, assigns, and successors, agrees as follows:
               (i) To forever fully release, remise, acquit and discharge the Company, its predecessors and successors, and its subsidiaries, officers, directors, agents, attorneys, employees and assigns (hereafter collectively referred to as “Releasees”), and covenant not to sue or otherwise institute or cause to be instituted or any way participate in (except at the request of the Company) legal or administrative proceedings against Releasees with respect to any matter, including, without limitation, any matter arising out of or connected with EEE’s employment with the Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which exist on or before the date that this Agreement becomes effective under Section C 10(d).
               1. That at all times in the future EEE will remain bound by the Juniper Employment, Confidential Information, Inventions Assignment and Arbitration Agreement previously executed by EEE (or any comparable employee inventions assignment and confidentiality agreement entered into with Juniper or any of its subsidiaries or affiliates). EEE agrees that for a period of twelve (12) months immediately following the termination of EEE’s relationship with Juniper, EEE shall not either solicit, induce, recruit, interview, or encourage any of the employees of Juniper or any of its subsidiaries, affiliates or parents, to leave their employment, or attempt to solicit, induce, or recruit employees of Juniper or any of its subsidiaries, affiliates or parents, either for EEE or for any other person or entity.
               (ii) That EEE and the Company shall not make any negative or disparaging remarks about EEE or as applicable, the Company, its officers, employees, directors, products, services or business practices.
               2. That EEE is waiving any rights EEE may have had or now has to pursue any and all remedies available to EEE under any employment-related cause of action against Releasees, including without limitation, claims of wrongful discharge, retaliation, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment or termination of employment. EEE further acknowledges and expressly agrees that EEE is waiving any and all rights EEE may have had or now has to pursue any claim of discrimination, including but not limited to, any claim of discrimination or harassment based on sex, age, race, national origin, disability, or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, as amended, and all other laws and regulations relating to employment
               3. Notwithstanding any other term in this Agreement, the release contained in this Agreement shall not release (i) any obligations arising out of this Agreement, (ii) EEE’s right to indemnification to the fullest extent provided for in any contract, document or statute, (iii) EEE’s rights in and to any employee benefit plan (e.g. 401k Plan) to the fullest extent provided for in the applicable plan, (iv) EEE’s right to apply for unemployment insurance, and (v) EEE’s rights to EEE’s equity in the Company, including without limitation, EEE’s rights in and to her Company stock certificates, EEE’s right to exercise stock options, and EEE’s right to sell or otherwise dispose of her equity in the Company.
               4. That EEE will not, except as may be mandated by statutory or regulatory requirements or as may be required by legal process, disclose to others the fact or terms of this settlement, the amounts referred to in this Agreement, or the fact of the payment of said amounts, except that EEE may disclose that information to EEE’s immediate family members, attorneys, accountants, financial planners, tax advisors, banks or financial institutions or other professional advisors to whom the disclosure is necessary to effectuate the purposes for which EEE has consulted with such professional advisors or institutions. EEE may also disclose this Agreement and the contents of this Agreement to any government agency which requests a copy of this Agreement or the information contained in this Agreement. EEE understands that this covenant of non-disclosure is a material inducement to the Company for the making of this settlement and that, for the breach thereof the Company will be entitled to pursue its legal and equitable remedies, including, without limitation, the right to seek injunctive relief.
               7. That at Juniper’s request, EEE will execute on or after the Termination Date, releases essentially identical with those contained in Sections B1, B4 and B5 covering all periods through the Termination Date.
          B. The Company, on behalf of itself and its officers, directors and managing agents and EEE, for himself/herself, and EEE’s heirs, executors, administrators, assigns, and successors, jointly agree as follows:
               1. That nothing contained in this Agreement shall constitute or be treated as an admission by Releasees or EEE of liability, of any wrongdoing, or of any violation of law.
               2. That if any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.
               3. That except for the Employment Agreement, Confidential Information, Invention Assignment and Arbitration Agreement (and any comparable agreement) between the Company and EEE and except as expressly provided herein, this Agreement shall supersede and render null and void any and all prior agreements between the parties. The parties further agree that this Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document executed by EEE and a duly authorized officer of the Company.

               4. That, except as specifically set forth in this Agreement, this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to EEE’s employment with the Company or the termination of that employment, and that the Company and EEE hereby expressly waive any and all rights granted to them under Section 1542 of the California Civil Code (or any analogous state law or federal law or regulation), which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.
               5. That this Agreement shall bind and benefit EEE’s heirs, executors, administrators, successors, assigns, and each of them; it shall also bind and benefit the Company and its successors and assigns.
               6. That this Agreement shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of that state.
               7. That should there hereafter be any litigation between or among any of the parties to this Agreement alleging a breach of this Agreement or seeking enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover its or its reasonable attorneys’ fees and costs of such litigation from the other party, providing that in all cases, each party shall share bear responsibility for half of all JAMS filing and administrative fees, and half of all arbitrator’s fees.
               8. That each party hereby agrees to accept and assume the risk that any fact with respect to any matter covered by this Agreement may hereafter be found to be other than or different from the facts it believes at the time of this Agreement to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact.
               9. That this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.
               10. EEE hereby acknowledges and understands and EEE agrees that:
                    (1) EEE may have at least twenty-one (21) days after receipt of this Agreement within which EEE may review and consider it, discuss it with an attorney of EEE’s own choosing, and decide to execute or not execute this Agreement;
                    a) EEE has seven (7) days after the execution of this Agreement within which EEE may revoke this Agreement;
                    b) In order to revoke this Agreement, EEE must deliver to the Company’s General Counsel, Mitch Gaynor, on or before seven (7) days after the execution of this Agreement, a letter stating that EEE is revoking this Agreement; and
                    c) This Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date EEE executes this Agreement.

               11. That they have read and understand this Agreement, and that they affix their signatures hereto voluntarily and without coercion. EEE further acknowledges that EEE has at least twenty-one (21) days within which to consider this Agreement, that EEE was advised by the Company to consult with an attorney of EEE’s own choosing concerning the waivers contained in and the terms of this Agreement, and that the waivers EEE has made and the terms EEE has agreed to herein are knowing, conscious and with full appreciation that EEE is forever foreclosed from pursuing any of the rights so waived.
               12. EEE has no duty to mitigate any breach by the Company of this Agreement, nor shall any such payment required by this Agreement be reduced by any earnings that EEE may receive from any other source.

Dated:
EEE

Dated:	Juniper Networks, Inc.

By:

Title: Vice President and General Counsel